Exhibit 10.7

Confidential

Ben Zeskind, PhD

Immuneering Corporation

(617)-500-8080 ext. 121

bzeskind@immuneering.com

October 11, 2019

Scott Barrett, M.D.

8101 Arment Drive

Glen Mills, PA 19342

(267) 218-6152

sbarrettmd@aol.com

Dear Scott:

On behalf of Immuneering Corporation (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.                  You will be employed to serve on a full-time basis as Chief Medical Officer effective on or before November 11, 2019.

As Chief Medical Officer your primary responsibilities will include contributing to our oncology drug development efforts:

•      See Exhibit C for Job Description

2.                  Your base salary will be $42,000.00 per month, subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in the sole discretion of the Company.

3.                  You will receive a $180,000 signing bonus, payable in 12 monthly installments of $15,000 subject to your continued employment with the Company. If you leave the Company voluntarily less than 12 months from your start date, you may keep 25% of the signing bonus that has been paid to you, and agree to return 75% of the signing bonus that has been paid to you. In the unlikely event that you are asked to leave due to a change in direction of the company, you may keep all of the signing bonus that has been paid to you. Subject to your continued employment with the Company, you will be eligible for a standard year-end bonus each December, with the amount of your bonus, if any to be determined by the Company’s Board of Directors in its discretion. All bonuses are subject to tax and other withholdings as required by law.

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4.                  You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. As a full-time employee, Immuneering will cover the full cost of your monthly health insurance premiums for individual coverage under a Blue Cross Blue Shield of Massachusetts PPO, plus half of any expenses incurred towards the $1,000 deductible. Immuneering also has a 401(k) plan and will match your 401(k) contributions up to 4% of salary per IRS Safeharbor 401(k) rules. The company provides group term life and accidental death & dismemberment insurance through SunLife. The benefit is equal to one times your annual salary to a maximum of $300,000. The company provides short term disability insurance through SunLife that pays 60% of your salary up to a maximum of $1,500 per week should you be out of work due to an illness or injury for up to 12 weeks. The company provides long term disability insurance through SunLife that pays 60% of your salary up to a maximum of $10,000 per month should you be out of work due to an illness or injury for 90 days or more.

5.                  Subject to the approval of the Board of Directors of the Company, you may receive an incentive stock option grant under our current stock incentive plan for the purchase of 139,100 shares of common stock of the Company (currently equal to approximately 2.00% of the fully diluted company) at a price per share equal to the fair market value at the time of Board approval, subject to the terms of a stock option agreement between you and the Company. One-quarter of such options will vest upon your completion of one year of employment with the company, and the remaining three-quarters of such options will vest in equal monthly installments over the subsequent three years.

6.                  The Company will provide you with a computer, printer, and other office equipment you may need, and provide a budget to pay for your work related expenses including travel to relevant meetings and conferences. Your input on potential hires is strongly encouraged and will be carefully considered.

7.                  The Company has an unlimited paid vacation policy. This means that you can take as much paid vacation in any calendar year as is consistent with you maintaining an acceptable level of performance and the Company’s business needs. We ask that you inform us of all vacation plans at least two weeks in advance, and schedule your time out of the office with consideration of the Company’s business needs. The Company may ask you to delay or change your vacation plans if they are inconsistent with business needs. In addition to paid vacation, you will not be required to work on Federal Holidays.

8.                  You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of employment.

9.                  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

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10.              You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.              This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me by October 11, 2019.

Very Truly Yours,

By:	/s/ Ben Zeskind
Name: Ben Zeskind
Title: Co-Founder and CEO

The foregoing correctly sets forth the terms of my employment by Immuneering Corporation.

/s/ Scott Barrett	Date:
Name: Scott Barrett

Confidential

EXHIBIT A: INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made by and between Immuneering Corporation, a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Scott Barrett (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.                  Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company's business is such that protection of its proprietary and confidential information is critical to the business' survival and success.

2.                  Proprietary and Confidential Information.

(a)               The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee's best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)               The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

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(c)               The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.                  Developments.

(a)               The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, (i) which have been created, made, conceived or reduced to practice by the Employee or under his/her direction or jointly with others prior to the date hereof and which relate directly or indirectly to the business of the Company or (ii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)               The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments described in clause 3(a)(ii) above which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

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(c)               The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.                  Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.                  United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6.                  Miscellaneous.

(a)               Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

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(b)               Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)               Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)               Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)                Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)               Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

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(h)               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)                 Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)                 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

IMMUNEERING CORPORATION
Date:
By:

Ben Zeskind, CEO
Date:

Scott Barrett

Confidential

EXHIBIT B: NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Immuneering Corporation, a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Scott Barrett (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.                  Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)               Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

(b)               Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c)               Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(d)               Either alone or in association with others (i) engage in any activity that has a conflict of interest with the therapeutic programs of the Company’s clients, including any competitive employment, business, or other activity, or (ii) assist any other person or organization that competes, or intends to compete, with the therapeutic programs of the Company’s clients.

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(e)               Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

2.                  Miscellaneous.

(a)               Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)               Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)               Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)               Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

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(f)                Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)               Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)               Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)                 Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)               Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IMMUNEERING CORPORATION
Date:
By:

Ben Zeskind, CEO
Date:

Scott Barrett

Confidential

EXHIBIT C: JOB DESCRIPTION

Title	Chief Medical Officer
Location	Remote Position Initially (with future Transition to New York, NY)
Job Description

We are seeking a highly motivated individual to provide executive leadership over our expanding oncology drug portfolio. The candidate must have in-depth knowledge of molecular and cellular biology relating to drug discovery and development of cancer therapeutics as evidenced by previous research emphasis, publications in peer-reviewed journals and contributions to IND filings and clinical studies. An essential component to the position is the ability to independently develop, foster and contribute to advancing early oncology drug programs in a face-paced, team-oriented biotechnology environment. Immuneering drug discovery spans the entire preclinical drug discovery spectrum, including Target Identification (TI), Target Validation (TV), Hit Identification (Hit-ID), Hit-to-Lead (HtL), Lead Optimization (LO), Preclinical DMPK, ADME-Tox, In Vivo Pharmacology, and contributing to the preclinical and CMC, IND applications and clinical studies.

The ideal candidate will:

•	Design and execute preclinical and clinical project strategies in support of drug discovery and development
•	Coordinate and optimize relationships with CROs (heavily outsourced model)
•	Analyze and translate drug discovery and development program data
•	Effectively communicate progress with internal and external key stakeholders
•	Secure and expand Immuneering’s intellectual property (IP) and drug portfolio.
•	Identify and prioritize unmet clinical needs suitable for Immuneering’s target identification platform.
•	Identify and prioritize novel targets (including but not limited to those identified by Immuneering’s target identification platform).
•	Generate and document clinical development plans for IND- and IP-enabling efforts.
•	Prepare drug programs for pharmaceutical partnering opportunities
•	Other relevant tasks in support of company-wide activities